Exhibit 99.1

[CAPE FEAR BANK CORPORATION LETTERHEAD]

January 10, 2008

Maurice J. Koury

P.O. Box 850

Burlington, NC 27216

Dear Mr. Koury:

This letter is on behalf of our unanimous Board of Directors, and in response to your letter of December 20, 2007. Our Board appreciates your continuing interest in Cape Fear, however, we respectfully must decline your offer as not being in the best long term interests of shareholders. In particular, we agree with your assessment that Cape Fear is a compelling investment at the price per share indicated in your letter. Indeed, now that we have substantially completed the investment in our branch expansion initiative, our goal is for all shareholders to reap the benefits. Over the long term, we look forward to improving efficiencies and recognizing significant earnings through our expanded presence in our attractive market area.

Please let me know if there is any additional information you would like us to consider.

Sincerely,

/C/ Cameron Coburn
Cameron Coburn
Chairman, President and Chief Executive Officer

cc:	Walter Lee Crouch, Jr.